Exhibit 16.1

October 16, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: Annec Green Refractories Corporation

We have read the statements made by Annec Green Refractories Corporation in Item 4.01 of this Form 8-K regarding the change in auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made in Item 4.01 of this Form 8-K.

Yours truly,

/s/ GHP Horwath, P.C.
Denver, Colorado